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EXHIBIT 11.1

            STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                                 Three Months Ended
                                                        -----------------------------------
                                                        March 31,    December 31,  March 31,
                                                          1997          1996         1996
                                                          ----          ----         ----

Net income .........................................    $ 5,868      $ 5,031       $ 2,683
                                                        =======      =======       =======

Weighted average common shares outstanding .........     42,147       41,892        37,364

Weighted average common stock equivalents - Stock
  options determined using the treasury stock
  method ...........................................      4,447        5,394         6,593
                                                        -------      -------       -------
Weighted average common and common
 equivalent shares outstanding .....................     46,594       47,286        43,957
                                                        =======      =======       =======

Net income per share ...............................    $   .13      $   .11       $   .06
                                                        =======      =======       =======

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